SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2007

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 31, 2006, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed a Texas retail electric rate case with the Public Utility Commission of Texas (PUCT) requesting an increase in annual revenues of approximately $48 million, or 6.0 percent. The rate filing is based on a historical test year, an electric rate base of $943 million, a requested return on equity of 11.6 percent and a common equity ratio of 51.1 percent. On Sept. 25, 2006, SPS filed corrections to its rate case revenue requirements calculations increasing the revenue requirements an additional $15 million in annual revenues, to approximately $63 million. The principal revision involves SPS’ jurisdictional allocator and the overstatement of wholesale transmission revenue credits. The potential increase in rates is capped at $48 million based upon Texas procedures for rate case filings.

The fuel reconciliation portion requests approval of approximately $957 million of Texas jurisdictional fuel and purchased power costs for the 2004 through 2005 period. The fuel reconciliation case was transferred to the State Office of Administrative Hearings with the base rate case and has the same procedural schedule. As a part of the fuel reconciliation case, fuel and purchased energy costs, which are recovered in Texas through a fixed-fuel and purchased energy recovery factor as a part of SPS’ retail electric rates, will be reviewed.

On Jan. 12, 2007, SPS received testimony of the staff of the PUCT.  The staff recommends a base rate reduction of about $1 million, based on a 9.9 percent return on equity.  The main adjustments to SPS’ request recommended by the staff were reductions to depreciation expense, consolidated income taxes and return on equity.

On the fuel reconciliation matters, the staff recommended a fuel disallowance of approximately $8 million due to coal mitigation.  Regarding system average costs, the staff recommended that the PUCT adjust its policy to assign incremental cost to firm wholesale market-based rate tariff agreements but did not recommend any specific monetary adjustments, or indicate those contracts for which the recommendation is applicable.

SPS’ rebuttal testimony is due on Jan. 25, 2007.  Hearings will be held in February 2007.  Final rates are expected to be effective in the second quarter of 2007.  No interim rate increase has been implemented.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

January 19, 2007